Exhibit 10.28

Amendment No. 1 to the

IMMIX BIOPHARMA, INC.

2021 OMNIBUS EQUITY INCENTIVE PLAN

THIS AMENDMENT NO. 1 TO THE Immix Biopharma, Inc. 2021 Omnibus Equity Incentive Plan has been adopted by the Board of Directors (the “Board”) of the Immix Biopharma, Inc., a Delaware corporation (the “Company”), on March 19, 2026, to be effective as of such date.

WHEREAS, pursuant to Section 12 of the 2021 Omnibus Equity Incentive Plan (the “Plan”), the Board has approved and adopted the amendment set forth below.

NOW, THEREFORE, the Plan is hereby amended, effective as of the date hereof, as follows:

1. Amendment. The Plan is hereby amended by the addition of Section 3(g):

“Subject to applicable law, the Board, in its discretion, may delegate to one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to other individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Board shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Board may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Board’s delegate or delegates that were consistent with the terms of the Plan.”

2. No Other Changes. Except as set forth herein, all other terms and provisions of the Plan remain in full force and effect.